Exhibit 10.38

RESTRICTED STOCK AND MUTUAL FUND RESTRICTED SHARE AGREEMENT
(2016 Annual Grant – California-based employees)

Under the

PIPER JAFFRAY COMPANIES
AMENDED AND RESTATED 2003 ANNUAL AND LONG-TERM INCENTIVE PLAN
AND
MUTUAL FUND RESTRICTED SHARE INVESTMENT PLAN

Notice of Grant

Piper Jaffray Companies, a Delaware corporation (the “Company”), hereby grants to the below-named employee of the Company or an Affiliate of the Company (the “Employee”) (i) a Restricted Stock Award pursuant to the Company’s Amended and Restated 2003 Annual and Long-Term Incentive Plan, as amended from time to time (the “2003 Plan”), and (ii) to the extent the Employee has so elected for this award cycle, a Mutual Fund Restricted Share Award (the “MFRS Award”) pursuant to the Company’s Mutual Fund Restricted Share Investment Plan, as amended from time to time (the “MFRS Plan” and together with the Restricted Stock Plan, the “Plans”). The terms and conditions of the Restricted Stock Award and any MFRS Award that has been elected (collectively, the “Awards”) are set forth in this Restricted Stock and Mutual Fund Restricted Share Agreement (the “Agreement”), consisting of this Notice of Grant and the Terms and Conditions on the following pages. This Agreement and the Awards are subject to all of the provisions of the applicable Plans. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plans as they currently exist or as they are amended in the future.

Name of Employee: ________________________

Date of Issuance: _______________, 2016

Restricted Stock Award

No. of Shares Covered:
Vesting Schedule pursuant to Section 3:
No. of Restricted Shares Which
Vesting Date(s)	Become Vested as of Such Date

US.103934418.02

Mutual Fund Restricted Share Award

Restricted Mutual Fund Shares Covered:*
Advisory Research All Cap Value Fund (ADVGX)
Advisory Research Global Value Fund (ADVWX)
Advisory Research MLP & Energy Income Fund (Class I: INFIX)
Vanguard 500 Index Fund Investor Shares (VFINX)
JP Morgan Short Duration Bond Fund (JSDUX)

Vesting Schedule pursuant to Section 3:
No. of Restricted Mutual Fund Shares
Vested as of Each Date
Vesting Date(s)	Advisory Research All Cap Value Fund	Advisory Research Global Value Fund	Advisory Research MLP & Energy Income Fund
__________, 2017
__________, 2018
__________, 2019

* Subject to adjustment in accordance with the terms of this Agreement.

IMPORTANT ACKNOWLEDGEMENT: By signing this Agreement, Employee voluntarily elects to receive and accept the Restricted Stock Award and any MFRS Award subject to all of the terms and conditions set forth in this Agreement, and specifically acknowledges and agrees that under certain circumstances, as specified in Section 5(a), the unvested Restricted Shares and Restricted Mutual Fund Shares may cease to vest and be forfeited to the Company. Employee also acknowledges and agrees that such terms and conditions are fair and reasonable under the circumstances.

EMPLOYEE

___________________________________________

PIPER JAFFRAY COMPANIES

By_________________________________________
Its _______________________________________

Terms and Conditions

1.    Restricted Shares.

(a)    The Shares subject to the Restricted Stock Award are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”

(b)    The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Employee (unless the Employee requests a certificate evidencing the Restricted Shares). All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Unless otherwise permitted by the Committee in accordance with the terms of the Plan, the Restricted Shares may not (until such Restricted Shares have vested in the Employee in accordance with all terms and conditions of this Agreement) be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Employee in accordance with all of the terms and conditions of this Agreement and the 2003 Plan. Each book entry (or stock certificate if requested by the Employee) evidencing any Restricted Share may contain such notations or legends and stock transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion. If a certificate evidencing any Restricted Share is requested by the Employee, the Company may, in its sole discretion, retain custody of the certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing a certificate, that the Employee tender to the Company a stock power duly executed in blank relating to such custody.

2.    Restricted Mutual Fund Shares.

(a)    The MFRS Plan allows the Employee to elect to receive a portion (not less than ten percent (10%) or more than fifty percent (50%)) of a Restricted Stock Award that would otherwise have been granted to the Employee under the 2003 Plan in the form of Restricted Mutual Fund Shares of selected mutual funds managed by Affiliates of the Company. The Mutual Fund Restricted Share Award section of the Notice of Grant reflects the election, if any, made by the Employee to receive Restricted Mutual Fund Shares. The deadline for submitting an election form for this award cycle having passed, no reallocation among selected mutual funds shall be permitted and the Employee’s election is irrevocable.

(b)    All vesting contingencies and restrictions provided for in this Agreement will apply to each Restricted Mutual Fund Share. The Restricted Mutual Fund Shares may not (until such Restricted Mutual Fund Shares have vested in the Employee in accordance with all terms and conditions of this Agreement) be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Each Restricted Mutual Fund Share will remain restricted, and its unvested portion subject to forfeiture to the Company, unless and until that Restricted Mutual Fund Share has vested in the Employee in accordance with all of the terms and conditions of this Agreement and the MFRS Plan. The Employee shall execute such pledge or other agreement that the Company may require at any time to perfect such restriction.

3.    Vesting.

(a)    Continuous Employment: So long as the Employee remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate, then the Restricted Shares and Restricted Mutual Fund Shares will vest in the numbers and on the dates specified in their respective Vesting Schedules in the Notice of Grant. Except as otherwise provided herein, if and when the Employee’s employment with the Company or an Affiliate terminates, whether by the Employee or by the Company (or an Affiliate), voluntarily or involuntarily, for any reason, then, in accordance with Section 5 of this Agreement, the Restricted Shares and Restricted Mutual Fund Shares shall cease vesting, the unvested Restricted Shares and Restricted Mutual Fund Shares as of the termination date shall be forfeited to the Company.

(b)    Vesting in Event of Death: If the Employee’s employment by the Company or an Affiliate terminates because of the Employee’s death, then the unvested Restricted Shares and Restricted Mutual Fund Shares will immediately vest in full.

(c)    Vesting in Event of Long-Term Disability: If the Employee’s employment by the Company or an Affiliate terminates because of the Employee’s long-term disability (as defined in the Company’s long-term disability plan, a “Disability”), then the unvested Restricted Shares and Restricted Mutual Fund Shares will continue vesting during the Employee’s long-term disability period in accordance with their respective Vesting Schedules set forth in the Notice of Grant. If, however, the Employee recovers from the Disability, and returns to gainful employment with any employer other than the Company or an Affiliate, the Employee’s entitlement to the unvested Restricted Shares and Restricted Mutual Fund Shares will be subject to the requirements of subparagraph 3(f) below.

(d)    Vesting in Event of Severance Event: If the Employee’s employment by the Company or an Affiliate is involuntarily terminated as a result of a Company-determined severance event (i.e., an event specifically designated as a severance event by the Company in a written notice to the Employee that he or she is eligible for severance benefits under the Company’s Severance Plan, as may be amended from time to time), then the unvested Restricted Shares and Restricted Mutual Fund Shares will, as set forth in writing in a severance agreement, vest in full upon the expiration of a thirty-day period commencing upon the Employee’s execution of a general release of all claims against the Company and its Affiliates, on a form provided by the Company for this purpose and within the timeframe designated by the Company; provided that, no such vesting will occur unless (i) the Employee has not revoked the general release and it remains effective and enforceable upon expiration of the thirty-day period following its execution, and (ii) the Employee has complied with the terms and conditions of the Company’s Severance Plan and the applicable severance agreement.

(e)    Vesting in Event of For Cause Discharge: If the Employee’s employment with the Company or an Affiliate terminates because the Employee was discharged for “Cause” (as that term is defined in subparagraph 5(b)) below, then the unvested Restricted Shares and Restricted Mutual Fund Shares shall cease vesting and be forfeited to the Company.

(f)    Vesting in the Event of Any Other Type of Separation: If the Employee’s employment with the Company or an Affiliate terminates for any reason other than the Employee’s death, Disability, termination in a Company-determined severance event, or for Cause (all as described above), then the unvested Restricted Shares and Restricted Mutual Fund Shares shall cease vesting and be forfeited to the Company, unless, at or around the time of such termination: (a) the Employee voluntarily elects to sign a Post-Termination Agreement with the Company; and (b) the Employee executes a general release of all claims against the Company and its Affiliates on a form provided by the Company for this purpose and within the timeframe designated by the Company, and takes no action to revoke the general release in whole or in part.

If the Employee signs a Post-Termination Agreement, and thereafter complies with the Employee’s obligations under such Post-Termination Agreement, including the obligation to refrain from engaging in any Post-Termination Restricted Activities (as defined below) for the shorter of the remaining vesting period of the unvested Restricted Shares and Restricted Mutual Fund Shares, or the restricted period identified in the Post-Termination Agreement (which may be up to two years following the date of termination), and the Employee signs and does not rescind the general release as described above, then the unvested Restricted Shares and Restricted Mutual Fund Shares shall not cease to vest and shall not be forfeited, but rather, as set forth in the Post-Termination Agreement, shall continue to vest in the numbers and on the dates specified in their respective Vesting Schedules in the Notice of Grant for so long as the Employee continuously refrains from engaging in all Post-Termination Restricted Activities for the shorter of the remaining vesting period of the unvested Restricted Shares and Restricted Mutual Fund Shares, or the restricted period identified in the Post-Termination Agreement.

“Post-Termination Restricted Activites” shall include the following restrictive covenants:

(i)	the Employee will not at any time during the period set forth in the Post-Termination Agreement engage in a Restricted Activity as defined in Section 5 below;

(ii)
the Employee will not during the period set forth in the Post-Termination Agreement, on behalf of the Employee or any other person (including but not limited to any Talent Competitor (as defined below)), hire, retain or employ in any capacity any person then employed, or employed within the 180-day period preceding the Employee’s termination, by the Company or an Affiliate;

(iii)	the Employee will not at any time during the period set forth in the Post Termination Agreement, directly or indirectly, on behalf of the Employee or any other person (including but not limited to any Talent Competitor), solicit any customer, client or account of the Company or an Affiliate, or otherwise otherwise seek to divert any customer, client or account of the Company or an Affiliate away from engaging in business with the Company or an Affiliate. For purposes of this subparagraph, “customer, client or account” shall include the following: then-current customers, clients, or accounts of the Company or an Affiliate; any customers, clients or accounts that had been represented by or had a business relationship with the Company or an Affiliate within the 365-day period preceding the Employee’s termination; and any individual, company or other form of legal entity that had been solicited or pitched for business by the Company or an Affiliate within the 365-day period preceding the Employee’s termination, if the Employee was involved in any capacity in the solicitation or pitch; and

(iv)
the Employee will not during the period set forth in the Post-Termination Agreement , without the prior written consent of the Company or an Affiliate, (x) become a director, officer, employee, partner, consultant or independent contractor of, or otherwise work or provide services for, a Talent Competitor doing business in the same geographic or market area(s) in which the Company or an Affiliate is also doing business, or (y) acquire any material ownership or similar financial interest in any such Talent Competitor.

For purposes of this Section 3, a “Talent Competitor” means any corporation, partnership, limited liability company or other business association, organization or entity that engages in the investment banking, securities brokerage or investment management business, including, but not limited to, investment banks, sell-side broker dealers, mergers and acquisitions or strategic advisory firms, merchant banks, hedge funds, private equity firms, venture capital firms, asset managers and investment advisory firms.

For clarity of understanding, Employee acknowledges and agrees that this Section 3(f) is not intended, and shall not operate, to prevent Employee from working or providing services for a Talent Competitor upon termination of employment. Rather, this Section 3(f) specifies the circumstances under which Employee has the opportunity to choose to forestall the cancellation of the unvested Restricted Mutual Fund Shares under this Section 3(f) by voluntarily electing to sign a Post-Termination Agreement and complying with the obligations thereunder (including the obligation to refrain from engaging in the specified Post-Termination Restricted Activities during the period set forth in the specified Post-Termination Agreement). Employee need not so choose, however, and is free to elect not to sign a Post-Termination Agreement, in which case the unvested Restricted Shares and Restricted Mutual Fund Shares shall cease vesting and be forfeited to the Company as described above.

(g)    Notwithstanding any other provisions of this Agreement to the contrary, the Committee may, in its sole discretion, declare at any time that the unvested Restricted Shares or Restricted Mutual Fund Shares, or any portion of either thereof, shall vest immediately or, to the extent they otherwise would be forfeited, shall vest in the numbers and on such dates as are determined by the Committee to be in the interests of the Company as determined by the Committee in its sole discretion.

4.    Effect of Vesting. Upon the vesting of any Restricted Shares or Restricted Mutual Fund Shares, such vested Restricted Shares and Restricted Mutual Fund Shares will no longer be subject to forfeiture; provided, however, that such vested Restricted Shares and Restricted Mutual Fund Shares shall remain subject to potential recovery by the Company pursuant to Section 7 of this Agreement.

5.    Forfeiture of Unvested Restricted Shares and Restricted Mutual Fund Shares.

(a)If (i) the Employee attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Restricted Shares (except as permitted by Section 1(b) of these Terms and Conditions) or the Employee’s interest in or rights to any of the Restricted Mutual Fund Shares (except as permitted by Section 2(b) of these Terms and Conditions), or the Restricted Shares or Restricted Mutual Fund Shares become subject to attachment or any similar involuntary process in violation of this Agreement, or (ii) the Employee’s employment with the Company or an Affiliate (A) is terminated for Cause or (B) terminates under the circumstances covered by Section 3(d) or Section 3(f) (including as Section 3(f) applies with respect to Section 3(c)) of this Agreement and either (1) the conditions or restrictions of such Section, as applicable, are not satisfied or (2) the conditions or restrictions of such Section, as applicable, are satisfied but the Employee subsequently violates any of them, then any Restricted Shares and Restricted Mutual Fund Shares that have not previously vested shall cease to vest and shall be forfeited to the Company immediately, the Employee shall thereafter have no right, title or interest whatsoever in such unvested Restricted Shares and Restricted Mutual Fund Shares, and, if the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Employee shall immediately return to the Company any and all certificates representing Restricted Shares so forfeited. Additionally, the Employee will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing such forfeited Restricted Shares to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Employee (or a new stock certificate to be issued, if requested by the Employee) evidencing any Restricted Shares that vested prior to the forfeiture of unvested Restricted Shares under this Section 5. If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so forfeited.

(b)    For purposes of this Agreement, “Cause” means (i) the Employee’s continued failure to substantially perform his or her duties with the Company or an Affiliate after written demand for substantial performance is delivered to the Employee; the Employee shall be provided thirty (30) days to attempt to remedy the deficiencies identified by the Company or an Affiliate in its written demand; (ii) the Employee’s conviction of a felony; (iii) the Employee committing a felony or engaging in other misconduct that the Company determines in its sole discretion impairs the Employee’s ability to perform his or her duties with the Company or an Affiliate, and/or results in negative or otherwise adverse publicity for the Company or an Affiliate; (iv) the Employee’s violation of any policy of the Company or an Affiliate that the Company, in its sole discretion, deems material; (v) the Employee’s violation of any securities law, rule or regulation that the Company, in its sole discretion, deems material; (vi) the Employee’s engagement in conduct that, in the Company’s sole discretion, exposes the Company or an Affiliate to civil or regulatory liability or injury to its reputation; (vii) the Employee’s engagement in conduct that would subject the Employee to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder; or (viii) the Employee’s gross or willful misconduct that the Company, in its sole discretion, deems material.

6.    Restricted Activities.  In consideration of the grant of this Award, the Employee agrees to comply with and be bound by the following restrictive covenants (each a “Restricted Activity” and together the “Restricted Activities”):

(a)the Employee will not, either during the Employee’s employment by the Company or an Affiliate or at any time thereafter, except in connection with the performance of the Employee’s job duties for the benefit of the Company, use, disclose or misappropriate any Company-Confidential Information (as defined below) unless the Company or an Affiliate consents otherwise in writing. “Company-Confidential Information” shall have the same meaning as provided in the Company’s Code of Ethics and Business Conduct, and shall include without limitation any confidential, secret or proprietary knowledge or information of the Company or an Affiliate that the Employee has acquired or become acquainted with during the Employee’s employment with the Company or an Affiliate.

(b)    the Employee will not, either during the Employee’s employment by the Company or an Affiliate or at any time thereafter, make disparaging, derogatory, or defamatory statements about the Company or an Affiliate in any public forum or media; and

(c)    the Employee will not, either during the Employee’s employment by the Company or an Affiliate or at any time thereafter, fail to cooperate fully with and provide full and accurate information to the Company and its counsel with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental proceeding) with respect to which the Employee may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable expenses incurred by the Employee.

7.    Potential Clawback.  The Employee acknowledges that he or she has been provided a copy of the Company’s Incentive Compensation Recovery Policy, dated February 4, 2014 (the

“Recovery Policy”), and understands, accepts and agrees that this grant in this Agreement of Restricted Shares and Restricted Mutual Fund Shares, and any other outstanding Award he or she may have been granted under the Plans after May 8, 2013 (a “Prior Award”) are subject to the terms and conditions of the Recovery Policy as it currently exists and as it may be amended from time to time, which include the potential forfeiture to or recovery by the Company of the Restricted Stock Award or the MFRS Award, any Prior Award, any Shares issued or mutual fund shares vested pursuant to this Agreement or any Prior Award, any proceeds received by the Employee upon the sale of any such Shares or mutual fund shares, and any other compensatory value received by Employee under the Restricted Stock Award, the MFRS Award or any Prior Award under the circumstances and to the extent set forth in the Recovery Policy. This Agreement may be unilaterally amended by the Committee at any time to comply with the Recovery Policy as it may be amended from time to time.

8.    Shareholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, and all the rights of a mutual fund shareholder with respect to the Restricted Mutual Fund Shares, except as otherwise specifically provided in this Agreement.

9.    Fees and Distributions.

(a)Management fees of the applicable mutual funds for the Restricted Mutual Fund Shares shall be the sole responsibility of the Employee.

(b)    If any mutual fund in which the Employee holds an interest distributes dividends, income or earnings with respect to the Restricted Mutual Fund Shares prior to the vesting of such Restricted Mutual Fund Shares, then the following shall apply. In the event of distributions made in cash, such cash distributions shall be reinvested in the mutual fund from which the distribution occurred and the mutual fund shares representing the reinvested amounts shall be considered Restricted Mutual Fund Shares under this Agreement, and shall vest along with the other unvested Restricted Mutual Fund Shares in equal installments over the remaining vesting dates provided in the Vesting Schedule in the Notice of Grant. In the event of in-kind distributions, extraordinary distributions (whether in other securities or other property) or other adjustments, such distributions shall be held in the account of the Employee together with the Restricted Mutual Fund Shares. All Restricted Mutual Fund Shares received via distributions shall also be restricted and shall vest on the dates specified in the applicable Vesting Schedule in the Notice of Grant. For the avoidance of doubt, in the event that any unvested Restricted Mutual Fund Shares are forfeited in accordance with this Agreement, the distributions with respect to any such Restricted Mutual Fund Shares not previously paid out will also be forfeited.

10.    Tax Withholding. The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares or Restricted Mutual Fund Shares, or, in the event that the Employee elects under Code Section 83(b) to report the receipt of the Restricted Shares or Restricted Mutual Fund Shares as income in the year of receipt, upon the Employee’s receipt of the Restricted Shares or Restricted Mutual Fund Shares, respectively. The Employee agrees that, at such time, if the Company or an

Affiliate is required to withhold such taxes, the Employee will promptly pay, in cash upon demand (or in any other manner permitted by the Committee in accordance with the terms of the Plans), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation. The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Employee may reside, and the tax consequences of the Employee’s death.

11.    Injunctive Relief. In the event of a breach by the Employee of the Employee’s obligations under this Agreement, including but not limited to a commission by the Employee of a Restricted Activity as described in Section 6, in addition to being entitled to exercise all rights granted by law, including recovery of damages, the Company will be entitled to specific performance of its rights under this Agreement. The Employee acknowledges that a violation or attempted violation of the obligations set forth herein will cause immediate and irreparable damage to the Company, and therefore agrees that the Company shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such obligations (without posting any bond or other security).

12.    Restrictive Legends and Stop-Transfer Orders.

(a)    Legends. The book entry or certificate representing the Restricted Shares shall contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:

“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AND MUTUAL FUND RESTRICTED SHARE AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
(b)    Stop-Transfer Notices. The Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

13.    Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plans shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plans, the provisions of the Plans shall govern.

14.    No Promise of Future Awards or Continued Employment. The Employee acknowledges that this Agreement awards restricted stock and/or property to the Employee, but does not impose any obligation on the Company to make any future grants or issue any future restricted shares or restricted mutual fund shares to the Employee or otherwise continue the participation of the Employee under either of the Plans. This Agreement shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Employee may terminate his or her employment at will, and otherwise deal with the Employee without regard to this Agreement.

15.    Binding Effect. This Agreement shall be binding in all respects on the heirs, administrators, representatives, executors and successors of the Employee, and on the Company and its successors and assigns.
16.     Agreement to Arbitrate. The Company and the Employee each agrees (i) that any dispute, claim or controversy arising out of or relating directly or indirectly to the construction, performance or breach of this Agreement (including, without limitation, the grant, issuance or forfeiture of Restricted Shares and Restricted Mutual Fund Shares) shall be settled by arbitration conducted before and in accordance with the rules of the Financial Industry Regulatory Authority; and (ii) that judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Accordingly, the Company and the Employee each waive their right (if any) to a trial before a court judge and/or jury to resolve any such disputes; provided, this Section 16 shall not be construed to limit the Company’s right to obtain equitable relief under Section 11 with respect to any matter or controversy subject to Section 11, and pending a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

17.    Choice of Law. The Company is incorporated in the State of Delaware, and by their terms the Plans are governed by the laws of the State of Delaware. Accordingly, this Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).
18.    Termination; Modification.  In the event that any one or more of the Post-Termination Restricted Activities described in Section 3(f) above shall be held to be unenforceable, invalid or illegal for any reason including, but not limited to, being excessively broad as to duration, geographical scope, activity or subject, such restriction shall be construed or modified by limiting and reducing it, so as to provide the Company with the maximum protection of its business interests and the intent of the parties as set forth herein and yet be valid and enforceable under the applicable law as it shall then exist.  If any such restriction held to be unenforceable, invalid or illegal cannot be so construed or modified, then this Agreement shall terminate in its entirety, and at the time of such termination, vesting of the Restricted Shares and Restricted Mutual Fund Shares that are the subject of this Agreement shall cease immediately and automatically and unvested Restricted Shares and Restricted Mutual Fund Shares shall be forfeited and shall be cancelled in accordance with Section 4 above.
19.    Entire Agreement. This Agreement and the Plans set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Shares and Restricted Mutual Fund Shares and the administration of the Plans, and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of the Restricted Shares and Restricted Mutual Fund Shares and the administration of the Plans.
20.    Amendment and Waiver. Except as provided in the Plans or in Section 7 above, this Agreement may be amended, modified, or canceled only by a written instrument executed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.

21.    Acknowledgment of Receipt of Copy. By execution hereof, the Employee acknowledges having received a copy of the prospectus related to the 2003 Plan and instructions on how to access a copy of each of the Plans.

22.    Acknowledgment of Voluntary Election; Fairness. By executing this Agreement, the Employee acknowledges his or her voluntary election to receive and accept the Restricted Shares and any Restricted Mutual Fund Shares subject to all of the terms and conditions set forth in this Agreement, and agrees to be bound thereby, including, without limitation, the terms and conditions specifying the circumstances under which the unvested Restricted Shares and Restricted Mutual Fund Shares shall cease to vest and be forfeited. Employee further acknowledges and agrees that such terms and conditions are fair and reasonable in light of the circumstances under which the award of Restricted Shares and any award of Restricted Mutual Fund Shares is being made.